Exhibit 99.1

Liberty Bancorp, Inc. Announces Approval of New Stock Repurchase Program

LIBERTY, Mo.--(BUSINESS WIRE)--Liberty Bancorp, Inc. (Nasdaq: LBCP) (the “Company”), the holding company for BankLiberty, announced today that its Board of Directors has approved a new stock repurchase program to acquire up to 408,170 shares, or 10%, of the Company’s outstanding common stock. The Board of Directors had previously approved two stock repurchase programs, the first on August 6, 2007 and the second on December 19, 2007, authorizing the purchase of up to a total of 698,167 shares. The Company has repurchased 679,486 shares under the previously authorized and announced repurchase programs. Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors. Repurchased shares will be held in treasury.

Liberty Bancorp, Inc., through its subsidiary BankLiberty, offers banking and related financial services to both individual and commercial customers. BankLiberty is headquartered in Liberty, Missouri with branches in Kansas City, Gladstone, Plattsburg, Platte City and Independence, Missouri.

This press release may contain certain forward-looking statements which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact BankLiberty’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive, governmental, regulatory and technological factors affecting BankLiberty’s operations, pricing, products and services.

CONTACT:
Liberty Bancorp, Inc.
Brent M. Giles, 816-781-4822
President and Chief Executive Officer